As filed with the Securities and Exchange Commission on August [28], 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
The Securities Act of 1933

LIFEVANTAGE CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	90-0224471 (IRS Employer Identification No.)

3300 Triumph Blvd., Suite 700
Lehi, UT 84043
(Address of Principal Executive Offices)

LifeVantage Corporation 2017 Long-Term Incentive Plan
(Full title of Plan)

LifeVantage Corporation
3300 Triumph Blvd., Suite 700
Lehi, UT 84043
(Name and address of agent for service)

(801) 432-9000
(Telephone number, including area code, of agent for service)

Copies to:

Kirt W Shuldberg, Esq. Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 3570 Carmel Mountain Rd., Suite 200 San Diego, CA 92130 (858) 436-8000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company
Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

The registration statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act of 1933.

PART I
Information Required in the Section 10(a) Prospectus
The information specified in this Part I is omitted from this Registration Statement on Form S-8, or the Registration Statement, in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended, or the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission, or the SEC, and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

Information Required in the Registration Statement
Item 3.   Incorporation of Documents by Reference
The following documents and information previously filed by the Registrant with the SEC are hereby incorporated by reference in this registration statement:
(1)the Registrant’s annual report on Form 10-K and any amendments thereto for the fiscal year ended June 30, 2024, filed on August 28, 2024;
(2)the Registrant’s current report on Form 8-K filed on August 26, 2024, only to the extent filed and not furnished;
(3)all reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange of 1934 (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s latest annual report; and
(4)the description of the Registrant’s common stock contained in the Registrant’s registration statement on Amendment No. 1 to Form 8-A filed under the Securities Act of 1933 on March 13, 2018, including any amendment or report filed for the purpose of updating such description.
All other reports and documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, as amended, subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.  The Registrant is not, however, incorporating any documents or information that the Registrant is deemed to furnish and not file in accordance with SEC rules. Any statement contained in a document incorporated or deemed incorporated by reference in this Registration Statement will be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document that also is deemed incorporated by reference in this Registration Statement modifies or supersedes that statement.
Item 4.   Description of Securities
Not applicable.
Item 5.   Interests of Named Experts and Counsel
Not applicable.
Item 6.   Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.
As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s amended and restated certificate of incorporation includes provisions that eliminate the personal liability of its directors and officers for monetary damages for a breach of their fiduciary duty as directors and officers.
In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s amended and restated bylaws provide that:
•The Registrant shall indemnify its directors and officers for serving the registrant in those capacities or for serving other business enterprises at the registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.
•The Registrant may, in its discretion, indemnify employees and agents in those circumstances in which indemnification is not required by law.
•The Registrant will be required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.
•The Registrant will not be obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the registrant’s board of directors. The rights conferred in the bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.
•The Registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.
The Registrant has entered into separate indemnification agreements with each of its directors and executive officers that will provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and provide for certain additional procedural protections. The Registrant also maintains insurance to insure directors and officers against certain liabilities.
These indemnification provisions and the indemnification agreements to be entered into between the registrant and its officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the 1933 Act.
We have been advised that in the opinion of the SEC indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.
Item 7.   Exemption from Registration Claimed
Not applicable.
Item 8. Exhibits
The following exhibits are incorporated herein by reference.

No.	Document Description	Filed Herewith or Incorporated by Reference From

4.1	Certificate of Incorporation	Exhibit 3.1 to Form 8-K filed on March 13, 2018.

4.2	Amended and Restated Bylaws	Exhibit 3.2 to Form 8-K filed on August 15, 2019.

4.3	Certificate of Designation of Series A Junior Participating Preferred Stock of the Registrant	Exhibit 3.1 to Form 8-K filed on August 31, 2023.

4.4	Form of Common Stock Certificate	Exhibit 4.1 to Form 8-K filed on March 13, 2018.

5.1	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP	Filed herewith.

23.1	Consent of Deloitte & Touche, LLP, Independent Registered Public Accounting Firm	Filed herewith.

23.2	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP	Contained in Exhibit 5.1

24.1	Power of Attorney	Contained on the signature page hereto.

99.1	LifeVantage Corporation 2017 Long-Term Incentive Plan, as amended	Exhibit 10.2 to Form 10-K filed on August 28, 2023.

107	Filing Fee Table	Filed herewith.

Item 9.   Undertakings

A.        The undersigned Registrant hereby undertakes:

(1)       to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act,

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement, and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses A(1)(i) and A(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)     that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)       to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant’s offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lehi, Utah on this 28th day of August, 2024.

LIFEVANTAGE CORPORATION

By:	/s/ Steven R. Fife
Steven R. Fife
President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Steven R. Fife and Carl Aure, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven R. Fife	President and Chief Executive Officer (Principal Executive Officer)	August 28, 2024
Steven R. Fife

/s/ Carl Aure	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 28, 2024
Carl Aure

/s/ Raymond Greer	Director, Chairman of the Board	August 28, 2024
Raymond B. Greer

/s/ Rajendran Anbalagan	Director	August 28, 2024
Rajendran Anbalagan

/s/ Michael A. Beindorff	Director	August 28, 2024
Michael A. Beindorff

/s/ Dayton Judd	Director	August 28, 2024
Dayton Judd

/s/ Cynthia Latham	Director	August 28, 2024
Cynthia Latham

/s/ Darwin Lewis	Director	August 28, 2024
Darwin Lewis

/s/ Garry Mauro	Director	August 28, 2024
Garry Mauro